Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 11:58 AM 09/06/2023 FILED 11:58 AM 09/06/2023 SR 20233426193 - File Number 6898979

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
IMAC HOLDINGS, INC.

IMAC HOLDINGS, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The name of the corporation is: IMAC Holdings, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 23, 2018 (the “Certificate of Incorporation”).

2. This amendment to the Certificate of Incorporation effected by this Certificate of Amendment is to reflect a reverse stock split, with a ratio of 1-for-30, of the Corporation’s Common Stock, par value $0.001 per share, so that each thirty (30) issued and outstanding shares or treasury shares of the Corporation’s Common Stock will become one (1) issued and outstanding share or treasury share of the Corporation’s Common Stock.

3. Pursuant to Section 242 of the DGCL, to accomplish the foregoing amendment, this Certificate of Amendment to the Certificate of Incorporation amends and restates Section “4.1 Authorized Capital Stock” of Article IV of the Certificate of Incorporation to read in its entirety as follows:

“4.1 Authorized Capital Stock. The aggregate number of shares of capital stock that the Corporation is authorized to issue is Sixty-Five Million (65,000,000), of which Sixty Million (60,000,000) shares are common stock having a par value of $0.001 per share (the “Common Stock”), and Five Million (5,000,000) shares are preferred stock having a par value of $0.001 per share (the “Preferred Stock”).

Simultaneously with this Certificate of Amendment to the Corporation’s Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every thirty (30) shares of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Time (the “Old Common Stock”) shall automatically be reclassified and continued, without any action on the part of the holder thereof (the “Reverse Split”), as one (1) share of post-Reverse Split Common Stock (the “New Common Stock”). The Corporation shall round up any fractional shares of New Common Stock, on account of the Reverse Split, to the nearest whole share of Common Stock.

Each stock certificate that immediately prior to the Effective Time represented shares of the Old Common Stock shall, from and after the Effective Time, be exchanged for a stock certificate that represents that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided however, that the Reverse Split will occur without any further action on the part of the stockholders and without regard to the date or dates on which certificates formerly representing shares of Old Common Stock are physically surrendered. Upon the consummation of the Reverse Split, each certificate formerly representing shares of Old Common Stock, until surrendered and exchanged for a certificate representing shares of New Common Stock will be deemed for all corporate purposes to evidence ownership of the resulting number of shares of New Common Stock.”

4. That an annual meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Certificate of Amendment.

5. That said Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

6. The foregoing amendment shall be effective as of 11:59 p.m., Eastern Time, on September 7, 2023.

IN WITNESS WHEREOF, IMAC Holdings, Inc. has caused this Certificate of Amendment to be signed by Jeffrey S. Ervin, its Chief Executive Officer, this 6th day of September 2023.

IMAC HOLDINGS, INC.

By:	/s/ Jeffrey S. Ervin
Name:	Jeffrey S. Ervin
Title:	Chief Executive Officer